Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 30, 2024 with respect to the financial statements of Abacus Settlements, LLC included in the Annual Report of Abacus Global Management, Inc. on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
November 25, 2025